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For Immediate Release
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Contact:
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Trevor M. Saliba
CirTran Corporation
+(310) 492-0400
trevor@cirtran.com
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         CirTran Shareholders to Receive 20% Stock `Increase' on Tuesday

SALT LAKE CITY, May 25, 2007 -- CirTran Corporation (OTC BB: CIRT) announced today that it has been informed by Nasdaq(R) that company shareholders of record as of the close of business at 4 p.m. EDT on May 10, 2007, should receive shares in a previously-announced 1.2 shares for 1 share forward split next week.

Iehab J. Hawatmeh, founder, president and chairman of CirTran, an international full-service contract manufacturer of IT, consumer and consumer electronics products, said he has received an e-mail from Nasdaq saying it will "process the forward split for the open of business on Tuesday, May 29th."

"We are sorry for any confusion caused to our shareholders by the delay in processing the 20% `increase' in their CirTran holdings," Mr. Hawatmeh said, reiterating that shareholders of record as of May 10, 2007, will receive 1.2 shares for every share of CirTran stock they owned as close of business on May 10th.

"We thank our shareholders for their continued loyalty and patience, and apologize for any inconvenience this delay in processing by Nasdaq may have caused," Mr. Hawatmeh said.

About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRT,  www.CirTran.com)  is a
premier international full-service contract manufacturer.  Headquartered in Salt
Lake  City,   its  ISO   9001:2000-certified,   non-captive   40,000-square-foot
manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. Continuing to grow, in 2004 CirTran formed CirTran-Asia as a high-volume manufacturing arm and wholly owned subsidiary with its principal office in ShenZhen, China. Today, CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion-dollar direct response industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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